EXHIBIT 3.1

            Certificate of Amendment of Certificate of Incorporation
          of NBT Bancorp Inc., as filed with the Secretary of State of the State of Delaware on February 17, 2000


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                NBT BANCORP INC.


         NBT Bancorp Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the
"Corporation"), hereby certifies that the amendment to the Certificate of Incorporation of the Corporation set forth below was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

         Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Seventeen Million Five Hundred Thousand (17,500,000) shares consisting of Fifteen Million (15,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.

                  Each share of Common Stock having no par value, stated value $1.00 per share ("Existing Common Stock") outstanding on the effective date of the amendment including this paragraph shall be reclassified as and changed into one share of Common Stock, par value $.01 per share ("New Common Stock"), upon the effectiveness of such amendment. The certificates that prior to the effectiveness of such amendment represented Existing Common Stock shall remain outstanding and shall thereafter represent the shares of New Common Stock into which the shares of Existing Common Stock have been reclassified as provided herein.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 17th day of February, 2000.

                                      NBT BANCORP INC.

                                      By: /s/ John D. Roberts
                                          ---------------------
                                      Name:  John D. Roberts
                                      Title: Senior Vice President and Secretary